Exhibit 10.2

AMENDMENT

TO

PBI BANK (f/k/a USACCESS BANK, INC.)

2000 STOCK OPTION PLAN

This is an Amendment to the PBI Bank 2000 Stock Option Plan (the “Plan”) made effective as of January 1, 2009 by Porter Bancorp, Inc. ( the “Company”).

WHEREAS, the Company maintains the Plan; and

WHEREAS, the Company wishes to amend and conform the written terms of the Plans to the requirements of Section 409A of the Internal Revenue Code of 1986;

NOW, THEREFORE, the PBI Bank 2000 Stock Option Plan is hereby amended as follows:

Amendment

1.	Section 3.3 is amended to read as follows:

3.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the number of shares of Stock or the kind of shares or securities issuable upon exercise of an Option, an appropriate and proportionate adjustment shall be made by the Committee in the number and kind of shares which may be delivered under the Plan, and in the number and kind of or price of shares subject to outstanding Options. Any adjustment of an Option under this Section shall be made in such a manner so as not to constitute a “modification” within the meaning of Section 424(h) of the Code (even though such section may not otherwise be applicable). If the Company shall at any time merge, consolidate with or into another corporation or association, or enter into a statutory share exchange or any other similar transaction in which shares of Stock are converted as a matter of law into securities and/or other property, each Optionee will thereafter receive, upon the exercise of an Option, the securities or property to which a holder of the number of shares of Stock then deliverable upon the exercise of such Option would have been entitled if such Option had been exercised immediately prior to such merger, consolidation, or share exchange, and the Company shall take such steps in connection with such merger, consolidation or share exchange as may be necessary to assure that the provisions of this Plan shall thereafter be applicable, as nearly as is reasonably possible, in relation to any securities or property thereafter deliverable upon the exercise of such Option. If any adjustment under this Section would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share of Stock shall be disregarded and the number of shares of Stock reserved under this Plan shall be the next lower number of shares of Stock, rounding all fractions downward. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Option.

2.	Section 4.2 is amended to add the following new sentence at the end thereof:

All constructions of this Plan shall be made in a manner the Committee believes consistent with Options under the Plan not constituting “deferred compensation” within the meaning of Code Section 409A, or, alternatively, to comply with Code Section 409A’s requirements, and, with respect to Incentive Stock Options, consistent with the Code and Regulations governing the preservation of their tax treatment.

3.	The second sentence of Section 5.2 shall be amended to read as follows:

The Fair Market Value shall mean the value of a share of Stock, determined in good faith by the Committee by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Code Section 409A and the Treasury Regulations thereunder; provided that, if the Company’s Stock is publicly traded on an established securities market, the Fair Market Value shall be the closing market price of the Company’s Stock as reported on the date of grant, or, if no trades were reported on that date, the closing price on the most recent trading day immediately preceding the date of grant.

4.	Section 7.1 shall be amended to read as follows:

7.1 Amendments and Termination. The Board or the Committee may terminate, suspend, amend or alter the Plan, but no action of the Board or the Committee may:

(a)	impair or adversely affect the rights of an Optionee under an Option, without the Optionee’s consent; or

(b)	Decrease the price of an Option to less than the Fair Market Value on the date the Option was granted; or

(c)	Extend the maximum Option Period, unless and until the Committee determines that such extension does not cause the Option to cease to be exempt from Code Section 409A because it does not constitute a deferral of compensation that would subject the Option to the excise taxes provided under Code Section 409A; or

(d)	Without the approval of the shareholders:

(i)	increase the total amount of Stock which may be delivered under the Plan except as is provided in Section 3 of the Plan;

(ii)	extend the period during which Options may be granted, as specified in Section 12.

5.	Section 7.2 shall be amended to read as follows:

7.2 Conditions on Options. In granting an Option, the Committee may establish any conditions that it determines are consistent with the purposes and provisions of the Plan, including, without limitation, a condition that the granting of an Option is subject to the surrender for cancellation of any or all outstanding Options held by the Optionee, provided that any surrender shall be considered a substitution under Code Section 409A and provisions can be different only to the extent that the original option could have been amended to include such provision. Subject to the foregoing, any new Option made under this section may contain such terms and conditions as the Committee may determine, including an exercise price that is lower than that of any surrendered Option.

6.	Section 10 is amended to add the following Section 10.3 at the end thereof:

10.3 Section 409A Compliance. It is intended that Options granted under the Plan shall be exempt from taxation under Section 409A of the Code unless otherwise determined by the Committee at the time of grant. In that respect, the Company, by action of its Board, reserves the right to amend the Plan, and the Board and the Committee each reserve the right to amend any outstanding Stock Option Agreement, to the extent deemed necessary or appropriate either to exempt an Option from taxation under Section 409A or to comply with the requirements of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the PBI Bank 2000 Stock Option Plan as of the Effective Date but actually on the date(s) stated below.

PORTER BANCORP, INC.

By	/s/ Maria L. Bouvette
Maria L. Bouvette, President and CEO

Date:	December 18, 2008